Exhibit 16.1

December 30, 2014

Office of the Chief Accountant

Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549

Re:	Vapir Enterprises, Inc.
File Reference No. 333-170715

We were previously the independent registered public accounting firm for Vapir Enterprises, Inc. and under the date of April 11, 2014, we reported on the financial statements of FAL Exploration Corp. (now known as Vapir Enterprises, Inc.), as of December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013.

Effective December 30, 2014 we were dismissed as the independent registered public accounting firm. We have read Vapir Enterprises, Inc's disclosures included in Item 4.01 "Changes in Registrant's Certifying Accountant" on Vapir Enterprises, Inc 's Form 8-K dated December 30, 2014 be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Salberg & Company, P.A.

Very truly yours,

SALBERG & COMPANY, P.A.

2295 NW Corporate Blvd., Suite 240 ● Boca Raton, FL 33431-7328
Phone: (561) 995-8270 ● Toll Free: (866) CPA-8500 ● Fax: (561) 995-1920
www.salbergco.com ● info@salbergco.com
Member National Association of Certified Valuation Analysts ● Registered with the PCAOB
Member CPAConnect with Affiliated Offices Worldwide ● Member AICPA Center for Audit Quality